Exhibit 10.24

                ADDENDUM TO EMPLOYMENT AGREEMENT


THIS CHANGE IN CONTROL ADDENDUM TO EMPLOYMENT AGREEMENT
("Addendum"), dated June 8th, 2000, is made by and between Rentrak, Inc., an Oregon corporation (the "Company"), and Chris
Roberts (the "Employee").

WHEREAS, the Company considers it essential to the best interests of the Company to foster the continued employment of its management personnel; and

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control;

WHEREAS, the Company and Employee executed an Employment
Agreement ("Employment Agreement") on October 27, 1997;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and the Employee hereby amend their Employment Agreement as follows:

1.   Terms.        If Employee voluntarily terminates his
employment without "Good Reason" (as defined by Employee's Employment Agreement) within two (2) months following a Change of Control, Employee shall be eligible to receive the following payment in proportion to Executive's years' of service to the Company. Specifically, Employee shall be paid one week of Employee's base salary for each full year that the Employee has been employed with the Company. In no case, however, shall this payment amount to less than two (2) months' of Employee's base salary. This payment shall be subject to all normal withholdings and deductions. Employee acknowledges that voluntary termination by the Employee without Good Reason at any time following a Change of Control, shall not constitute "Good Reason" as defined by Section 2.05 of his Employment Agreement. Employee further acknowledges that such termination shall not entitle him to any rights or benefits provided by Section 4.03 of his Employment Agreement.

2. Change of Control. For purposes of this Addendum, a "Change of Control" shall be defined pursuant to Employee's Employment
Agreement.

3. Confidentiality, Proprietary, Trade Secret and Non-Competition. Employee acknowledges that this Change of Control Addendum is only a modification of the Change of Control provision of his existing Employment Agreement already in effect and that it in no way alters Employee's obligations under any Agreements, including, but not limited to, the Employee Confidentiality and Noncompetition Agreement which remains in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Addendum to be executed on its behalf by its duly authorized officers, and Employee has set his hand, as of the date first written above.


CHRIS ROBERTS                 RENTRAK, INC.


                              By:

Date:                              Title:

                              Date: